Exhibit 3.32

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is Thermal Transfer Acquisition Corporation.

2. The Registered Office of the corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, County of Newcastle Zip Code 19808. The name of the Registered Agent at such address upon whom process against this corporation may be served is Corporation Service Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock of this corporation is authorized to issue is 100 shares (number of authorized shares) with a par value of $.001 per share.

5.	The name and mailing address of the incorporator are as follows:

Name Young Touchstone Company

Mailing Address 1001 Air Brake Ave

Wilmerding, PA         Zip Code 15148

Young Touchstone Company, Incorporator

By:	/s/ Kristine Carpenter
Incorporator

Name:	Kristine Carpenter
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